Exhibit 10.2

Certain identified information has been excluded because it is not material and would be competitively harmful if disclosed. In addition, portions of the exhibit have been omitted.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

SOLAR CONSTRUCTION LENDING, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (as may be amended or restated from time to time, this “Agreement”), executed as of November 7, 2016 (the “Effective Date”), is made by and between the Members identified on Schedule A attached hereto, as well as (i) Fundamental II and Fundamental III (each as defined in Section 2.1), solely for the purposes of Section 1.1 hereof and Article XI hereof and (ii) MEC (as defined in Section 2.1), solely for the purposes of Sections 1.1, 7.1(G)(iv) and 7.6 hereof and Article XI hereof.

ARTICLE I – FORMATION

Section.1.1Formation.

(A)[Affiliates of Fundamental Advisors, LP] and MEC formed a limited liability company under the name Solar Construction Lending, LLC (the “Company”) under the Delaware Limited Liability Company Act, 6 Del. Code §18-101 et seq. (as amended from time to time, the “Act”), by causing the Certificate of Formation attached hereto as Exhibit A (the “Certificate”) to be executed and filed with the Office of the Secretary of State of the State of Delaware on July 8, 2015, and entering into the Limited Liability Company Operating Agreement of Solar Construction Lending, LLC as of July 15, 2015, as amended by that certain First Amendment to Operating Agreement, dated as of October 28, 2015 (the “Original Agreement”).

(B)(i) Pursuant to the Subscription Agreement, dated as of the date hereof (the “Subscription Agreement”), between MEC, RDH and REL, 100% of MEC’s Interests in the Company has been transferred to REL (the “MEC Transfer”) and (ii) (x) the MEC Transfer is deemed to be an approved transfer, having the Required Approval, under the Original Agreement, and is hereby approved and ratified in all respect by each of the Members, and (y) any term of the Original Agreement (or this Agreement) to the contrary notwithstanding (and without limiting the generality of clause (ii)(x)), REL is hereby substituted for MEC as a member of the Company (and as a Member).

(C)(i) Pursuant to the an agreement, dated as of the date hereof (the “Fundamental II Assignment Agreement”), between Fundamental II and Fundamental, 100% of Fundamental II’s Interests in the Company has been transferred to Fundamental (the “Fundamental II Transfer”), (ii) pursuant to an agreement, dated as of the date hereof (the “Fundamental III Assignment Agreement”), between Fundamental III and Fundamental, 100% of Fundamental III’s Interests in the Company has been transferred to Fundamental (the “Fundamental III Transfer”), and (iii) (x) each of the Fundamental II Transfer and the

Fundamental III Transfer is deemed to be an approved transfer, having the Required Approval, under the Original Agreement, and is hereby approved and ratified in all respect by each of the Members, and (y) any term of the Original Agreement (or this Agreement) to the contrary notwithstanding (and without limiting the generality of clause (iii)(x)), Fundamental is hereby substituted (or, to the extent such substitution has already occurred, confirmed to be substituted) for Fundamental II and Fundamental III as a member of the Company (and as a Member).

(D) Upon execution of this Agreement, each Member will hold the Percentage Interest of all Interests in the Company as set forth on Schedule A hereto.

(E)The Members have agreed (i) to amend and restate the Original Agreement as set forth herein, and (ii) that the Agreement of the Company shall be as set forth herein.

(F)The Company’s business shall be conducted under such name until such time as the Members, by Required Approval, shall designate otherwise and file amendments to the Certificate in accordance with applicable law.

(G)This Agreement is subject to, and governed by, the Act and the Certificate. The Members hereby authorize and ratify the execution and filing of the Certificate by Kevin P. Brandon.  In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act, such provisions of the Act will be controlling.

Section 1.2.Place of Business; Registered Agent.  The principal office and place of business of the Company shall be 3600 O’Donnell Street, Suite 600, Baltimore, Maryland 21224, or at such other place as the Members may from time to time designate.  The registered agent of the Company shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The registered agent may be changed from time to time by Required Approval of the Members and by the filing of the prescribed forms with and the payment of any prescribed fees to the appropriate public official(s).

ARTICLE II - INTERPRETATIVE PROVISIONS

Section 2.1.Certain Definitions.  The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters:

“Act” has the meaning set forth in Section 1.1(A).

“Adjusted Capital Account” means, with respect to a Member, such Member’s Capital Account as of the end of each fiscal year, as the same is specially computed to reflect the adjustments required or permitted to be taken into account in applying Treasury Regulations Section 1.704-1(b)(2)(ii)(d) (including adjustments for partnership minimum gain and partner nonrecourse debt minimum gain) and taking into account any amounts such Member is obligated or deemed obligated to restore pursuant to any provision of this Agreement and the Regulations.

“Adjusted Capital Account Deficit” means, for each Member, the deficit balance, if any, in that Member’s Adjusted Capital Account.

“Administrative Member” means REL, or any successor Administrative Member appointed by Required Approval.

“Administrative Member Cost Reimbursement Fee” means the monthly fee payable to the Administrative Member by the Company pursuant to Section 7.5 as reimbursement for loan origination and servicing, asset management, management, and other costs incurred by the Administrative Member in performing its Primary Responsibilities pursuant to and in accordance with this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For purposes hereof, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, provided that in no event shall (A) (i) HedgeCo, or any Fund or account directly or indirectly managed or advised by HedgeCo, or (ii) any general partner or manager of any Fund or account described in clause (i), be considered to constitute an Affiliate of Fundamental for the purpose of Section 7.3(B) hereof, (B) the Company or any of its subsidiaries be deemed an Affiliate of any other Person (other than the Company and its subsidiaries) by reason of the respective rights and powers of the Members with respect to the Company or (C) any Non-TSSP Managed Entity RDH Affiliate be considered to constitute an Affiliate of REL (so long as RDH controls REL and RDH is controlled by TPG Special Situations Partners, LLC) or RDH (so long as RDH is controlled by TPG Special Situations Partners, LLC) for the purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble hereto.

“Annual Budget” has the meaning Set forth in Section 7.1(F)(i).

“Assignment Agreement” has the meaning set forth in Section 9.2(D).

“Bank Account” has the meaning set forth in Section 8.3.

“Budget Act” has the meaning set forth in Section 8.2(B).

“Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks are authorized or required to be closed in the State of Delaware, the State of New York or the State of Maryland.

“Buy-Sell Closing” has the meaning set forth in Section 9.2(D).

“Capital Contribution” means a contribution to the capital of the Company by a Member pursuant to Section 5.1 and/or Section 5.2(A).

“Capital Transaction” means the sale, refinancing or other disposition of any Company Asset, including the repayment in whole or in part of principal with respect to any Investment made by the Company, which represents a return of capital invested by the Company.

“Certificate” has the meaning set forth in Section 1.1(A).

“Closing Date” has the meaning set forth in Section 9.2(D).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law.

“Company” has the meaning set forth in Section 1.1(A).

“Company Assets” means, at any particular time, any assets or property (tangible or intangible, choate or inchoate, fixed or contingent) then held or owned by the Company or any subsidiary.

“Company Opportunities” has the meaning set forth in Section 7.3(B).

“Competing Investment” shall mean the primary market origination of a construction, late stage development or permanent loan for solar, wind or solar storage battery facilities.

“Default Loans” has the meaning set forth in Section 5.3.

“Effective Date” has the meaning set forth in the preamble hereto.

“Entity” means any Person other than an individual.

“Exclusivity Termination Event” has the meaning set forth in Section 7.3(B).

“Fiscal Year” means the calendar year.

“Formally Presented” has the meaning set forth in Section 7.3(B).

“Fund” means any Entity that is a collective or pooled investment vehicle, including (i) any investment company as defined in section 3(a) of the Investment Company Act of 1940, as amended, or (ii) any Entity that would be an investment company under section 3(a) of that Act but for the exclusion provided from that definition by either section 3(c)(1) or section 3(c)(7) of that Act.

“Fundamental” means [Affiliate of Fundamental Advisors, LP], a Delaware limited liability company, and includes any assignees and/or any successors to any of the Interest held thereby, in each case for so long as such Person is a Member.

“Fundamental II” means [Affiliate of Fundamental Advisors, LP], a Delaware limited partnership.

“Fundamental III” means [Affiliate of Fundamental Advisors, LP], a Delaware limited partnership.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Guaranteed Investment” has the meaning assigned to such term in the SCL Ancillary Agreement as of the Effective Date.

“HedgeCo” means FCO Advisors LP, a Delaware limited partnership, or any of its direct or indirect successors (broadly construing the term “successors”).

“Initial Budget” has the meaning Set forth in Section 7.1(F)(i).

“Initiating Member” has the meaning set forth in Section 9.2(A).

“Initiating Member’s Deposit” has the meaning set forth in Section 9.2(A).

“Interest” means, with respect to an interest of any Member in the Company, the entire ownership interest of such Member in the Company at such time (including, without limitation, such Member’s interest in the capital, profits, losses and distributions of the Company).

“Investment” means (a) a late stage development and/or construction loan for a solar facility and (b) any other investment by the Company (including, without limitation, in another renewable energy asset or facility), including without limitation any equity investment pursuant to the proviso to the definition of “Proscribed Action”, in the case of (a) and (b) that has been approved by Required Approval (including, without limitation and for the avoidance of doubt, any of the foregoing occurring prior to the Effective Date).

“Investment Criteria” means the target parameters for Investments set forth on the attached Exhibit B.

“Investment Period” means the period beginning on the date of the Original Agreement and ending on July 15, 2018.

“Investment Related Actions” has the meaning set forth in Section 7.1(G)(ii).

“IRS” means the Internal Revenue Service, an agency of the United States government, or any successor agency.

“Loan Documents” means the executed definitive documents entered into (for the avoidance of doubt, at any time on or after July 15, 2015) between the Company and a borrower in connection with an Investment.

“Liquidation Value” has the meaning set forth in Section 9.2(A).

“MEC” means MMA Energy Capital, LLC, a Maryland limited liability company.

“MEC Transfer” has the meaning set forth in Section 1.1(B).

“Member” means each Person listed as a Member on Schedule A hereto, and any Person hereafter admitted as a Substitute Member pursuant to Section 9.5.

“MMA” means MMA Capital Management, LLC, a Delaware limited liability company.

“MMA Outside Obligations” has the meaning set forth in Section 7.1(G)(iv).

“Net Operating Cash Flow” means, for any period, the amount, computed on a cash basis, equal to:

(i)the sum of (A) gross receipts from operations, being all cash receipts of the Company (including but not limited to net interest income, Origination Fees and Other Fees but excluding Capital Contributions, Net Cash Flow from Capital Transactions, and the proceeds of any borrowing), all without double-counting, and (B) any amounts released from Reserves from prior Net Operating Cash Flow;

decreased by

(ii)the sum of (A) all disbursements of the Company for operating expenses, interest and other expenses, including (x) Outgoing Fees and (y) the Administrative Member Cost Reimbursement Fee, but excluding distributions and loan repayments to the Members, repayments of principal on Company borrowings and amounts invested in Investments and (B) any increase in Reserves.

“Net Cash Flow from Capital Transactions” means the net cash proceeds from Capital Transactions (plus any amounts released from Reserves from prior Net Cash Flow from Capital Transactions), less any portion thereof used or held (i) to pay debts and liabilities of the Company, other than any Default Loans, (ii) to make new Investments, or (iii) to establish or increase Reserves.

“Net Income” and “Net Loss” mean, for any fiscal year, the net income or net loss, as applicable, of the Company for federal income tax purposes for such year as determined by the accountants for the Company without regard to any adjustments to basis pursuant to Sections 734 or 743 of the Code, but subject to the following adjustments:

(i)Any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss.

(ii)Any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations §1.704-1(b)(2)(iv)(i), shall be subtracted from such taxable income or loss.

(iii)If the fair market value on the date that an asset is contributed to the Company (or if the basis of such asset for book purposes is adjusted under the Treasury Regulations, such adjusted “book” basis) differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, in lieu of the depreciation, amortization and other cost recovery deductions taken into account for computing such taxable income or loss, the amount for depreciation, amortization and other cost recovery deductions shall be equal to an amount which bears the same ratio to such beginning fair market value (or adjusted “book” basis) as the federal income tax deduction for such year or other period bears to such beginning adjusted tax basis.

(iv)If the value at which an asset is carried on the books of the Company differs from its adjusted tax basis and gain or loss is recognized from a disposition of such asset, the gain or loss shall be computed by reference to the asset’s “book” basis rather than its adjusted tax basis.

(v)Any items which are specially allocated under Section 6.3 shall be excluded from the calculations of Net Income and Net Loss.

“Non-Funding Member” has the meaning set forth in Section 5.3.

“Non-Recourse Entities” has the meaning set forth in Section 7.1(G)(v).

“Non-Solicit Trigger Event” means the earliest to occur of (i) the dissolution of the Company pursuant to Section 10.2, (ii) the end of the Investment Period, (iii) the closing of the purchase and sale of an Interest pursuant to Section 9.2, (iv) the occurrence of an Exclusivity Termination Event and (v) the occurrence of a “Non-Solicit Trigger Event” under the SPL Operating Agreement.

“Non-TSSP Managed Entity RDH Affiliate” means any Person other than (i) a TSSP Managed Entity or (ii) MEC, MMA or any of their respective Affiliates.

“Notice” means any writing containing the information required by this Agreement to be communicated to a Person and personally delivered to such Person, sent by a nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, to such Person at such Person’s address or e-mail address listed on Schedule A attached hereto or such other address or e-mail address as such Person may hereafter specify by notice to the other party(ies) hereto given in accordance herewith.  The date of personal delivery, delivery by such overnight courier or of the certification receipt, as the case may be, shall be deemed the date of such Notice; provided, that any written communication containing such information actually received by a Person shall constitute Notice for all purposes of this Agreement.  Electronic transmission promptly confirmed by original communication delivered as herein provided shall be an acceptable means of Notice, with the date of receipt of the electronic transmission being deemed the date of Notice.  Any Notice delivered pursuant to Section 7.1(G)(ii), if received (as described in the preceding sentences of this definition, and prior to giving effect to this sentence) on a day that is not a Business Day, or after 5:00 p.m. on a Business Day, shall be deemed to have been received by the recipient for the purposes of Section 7.1(G) only on the next Business Day.

“Origination Fees” mean fees earned and received by the Company for the origination of loans, but excludes any other fees earned and received, including fees associated with due diligence and loan extension.

“Other Fees” fees earned and received by the Company, which are excluded under the definition of “Origination Fees”.

“Other Member” has the meaning set forth in Section 9.2(A).

“Other Member’s Deposit” has the meaning set forth in Section 9.2(B).

“Outgoing Fees” means fees paid or disbursed by the Company in connection with Investments, including origination fees paid by the Company and other fees associated with due diligence, if any.

“Percentage Interest” means, with respect to a Member, at any particular date, the aggregate Capital Contributions of a Member (and/or its direct or indirect predecessors as such) divided by the aggregate Capital Contributions of all of the Members (and/or their respective direct or indirect predecessors as such), all as determined as at such date.

“Person” means any (i) individual, corporation, company, partnership (including any limited partnership or limited liability partnership), limited liability company, joint venture, association, trust (including a common law trust, business trust, statutory trust or any other form of trust), or other entity or unincorporated organization or (ii) government (including a country, state, county or any other governmental subdivision, agency or instrumentality), in the case of (i) or (ii), whether domestic or foreign.

“Primary Responsibility” means, with respect to the specified activities and/or undertakings, the responsibility and obligation to plan, initiate and implement such activities and undertakings, in all events subject to Section 7.1(D).

“Proscribed Action” means (A) any Investment Related Action (including the execution of any agreement or other instrument or the consummation of any transaction or other arrangement)  that (1) would involve, authorize or result in (i) any new, or any increase of any existing, funding commitment of the Company, (ii) any action (including the execution of any agreement or other instrument or the consummation of any transaction or other arrangement) that purports to impose any obligation on, or otherwise to bind (except to the extent that such action, if taken by the Company, would be binding as against Fundamental, as a member of the Company, solely by reason of it being binding as against the Company), Fundamental in any respect, or (iii) the execution of any agreement or other instrument or the consummation of any transaction or other arrangement between the Company, on the one hand, and any REL Related Person, on the other hand (“REL Related Person” being defined to mean (aa) the Administrative Member, MEC or MMA, (bb) any holder (of record or beneficially) of any direct equity interest in the Administrative Member or MEC, or (cc) any Affiliate of any Person specified or described in clause (aa) or (bb)), or (2) would constitute bad faith by the Administrative Member, including engaging in any self-dealing (determined for this purpose, for the avoidance of doubt, assuming that all of the Related Persons were part of the Administrative Member), or (B) for the avoidance of doubt, any of the matters described in clause (iii), (v), (vii) (other than in connection with any Investment Related Decision described in clause (iv) of Section 7.1(G)(i)), (viii), (ix), (x), (xi), (xxii), (xxvi), (xxxii) or (xxxiv) of Section 7.1(D).  The preceding sentence notwithstanding, any action of the Company with respect to any particular Investment, to consent (under the terms of any loan agreement relating to such Investment) to, and/or to subordinate the Company’s rights to payment on, and/or the liens securing the Company’s rights to payment on, such Investment in favor of, any new loan or equity investment to or in the same borrower (or any of its Affiliates) in respect of such Investment, proposed to be made by any REL Related Person, shall not constitute a “Proscribed Action” (including pursuant to clause (A)(2) of this definition) if (A) such new loan or equity investment, as applicable, was first proposed (which proposal may be made using the same process as would be used to propose an Investment Related Action pursuant to Section 7.1(g)(ii) (except that references therein to “three (3)” shall be deemed to be references to “five (5)” for this purpose and it being further understood and agreed that if Fundamental rejects, or is deemed to have rejected, such new loan or equity investment pursuant to such Section 7.1(g)(ii) process, such new loan or equity investment shall not be funded by the Company), unless such new loan or equity investment is for an amount in excess of $10,000,000 (in which case Section 7.4 hereof (including the Investment Approval Process) shall be complied with in relation to such proposal)) to be made by the Company on the same terms and conditions as proposed to be made by such REL Related Person, but Fundamental rejected, or Fundamental alone is deemed to have rejected, the same (it being understood and agreed that no such rejection (or deemed rejection) by Fundamental shall constitute a rejection (or deemed rejection) of an Investment for purposes of (or otherwise taken into account in) determining whether an Exclusivity Termination Event has occurred), and (B) such new loan or equity investment, as applicable, is made within one month of such rejection (or deemed rejection) by Fundamental.

“Purchase Price” has the meaning set forth in Section 9.2(A).

“Redemption Price” has the meaning set forth in Section 9.1(D)

“Regulations” or “Treasury Regulations” means the income tax regulations promulgated under the Code, as such Regulations may be amended from time to time.  All references herein to specific sections of the Regulations shall be deemed to refer also to corresponding provisions of any succeeding regulations.

“Rejected Competing Investment” means any Company Opportunity that (i) is a Competing Investment, (ii) is presented to the Company by REL, (iii) meets the Investment Criteria and (iv) is rejected by Fundamental (or deemed rejected by the Company pursuant to

Section 7.4(C) under circumstances where such deemed rejection is attributable solely to any act, or failure to timely act, of Fundamental).

“RDH” means Renewable Developer Holdings, LLC, a Delaware limited liability company, and includes any permitted assignees and/or any successors of RDH under the REL Operating Agreement.

“REL” means Renewable Energy Lending, LLC, a Delaware limited liability company, and includes any permitted assignees and/or any successors to any of the Interest held thereby, in each case for such long as such Person is a Member.

“REL Operating Agreement” means that certain operating agreement of REL, dated as of the Effective Date, as it may be subsequently amended, supplemented or otherwise modified from time to time.

“REL Related Person” has the meaning Set forth in in the definition of “Proscribed Action”.

“Required Approval” means the affirmative unanimous written consent of the Members obtained in the manner provided herein.

“Reserves” means any reserves established and maintained from time to time in amounts determined by the Members, in each case pursuant to Required Approval.

“Reviewing Member” has the meaning Set forth in Section 7.1(F)(iii).

“SCL Ancillary Agreement” means that certain SCL Ancillary Agreement dated as of the Effective Date between Fundamental and MMA.

“SCL/REL/SDL/SPL Administrative Member” means the Administrative Member, the “Administrative Member” under the REL Operating Agreement, the “Administrative Member” under the SDL Operating Agreement and/or the “Administrative Member” under the SPL Operating Agreement.

“SCL/SPL Company Opportunity” means (i) a Company Opportunity or (ii) a “Company Opportunity,” as such term is defined in the SPL Operating Agreement.

“SCL/SPL Non-Fundamental Member” means any member at any time under this Agreement other than Fundamental or under the SPL Operating Agreement other than an SPL Fundamental Member.

“SDL” the Entity jointly designated by MEC and Fundamental, in a Notice to REL delivered within 30 days of the Effective Date, to constitute “SDL” for purposes of this Agreement.

“SDL Operating Agreement” means the agreement jointly designated by MEC and Fundamental, in a Notice to REL delivered within 30 days of the Effective Date, to constitute the “SDL Operating Agreement” for purposes of this Agreement, as the same may be subsequently amended, supplemented or otherwise modified from time to time.

“SPL” means Solar Permanent Lending, LLC, a Delaware limited liability company.

“SPL Ancillary Agreement” means that certain SPL Ancillary Agreement dated as of the Effective Date between FP Solar Permanent Holdings, LLC and MMA.

“SPL Company Opportunity” means a “Company Opportunity” as defined under the SPL Operating Agreement.

“SPL Fundamental Member” means with respect to the SPL Operating Agreement, “Fundamental”, as such term is defined therein.

“SPL Non-Fundamental Member” means any member at any time under the SPL Operating Agreement other than an SPL Fundamental Member.

“SPL Operating Agreement” means that certain amended and restated operating agreement of SPL, dated as of the Effective Date, as it may be subsequently amended, supplemented or otherwise modified from time to time.

“Subscription Agreement” has the meaning set forth in Section 1.1(B).

“Substitute Member(s)” mean any Person admitted to the Company as a Substitute Member pursuant to Section 9.5.

“Termination Notice” has the meaning set forth in Section 9.2(A).

“Total Purchase Price” has the meaning set forth in Section 9.2(C).

“Transfer” means any direct sale, exchange, transfer, contribution, mortgage, pledge, encumbrance, lien, lease, release or other disposition of a Member’s Interest.

“TSSP Managed Entities” means funds managed by TPG Special Situations

Partners, LLC, excluding (i) TPG Specialty Lending, Inc. and (ii) CLOs managed by TPG Special Situations Partners, LLC.

“Unreturned Capital Contributions” means, with respect to any Member, the aggregate of all Capital Contributions made to the Company by such Member, reduced by all distributions previously made or deemed made to such Member pursuant to Section 6.1(B)(i).

Section 2.2.Rules of Construction. The following rules of construction shall apply to this Agreement:

(A)References to Articles and Sections are intended to refer to Articles and Sections of this Agreement, and all references to Exhibits and Schedules are intended to refer to Exhibits and Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes.  The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” means “including, without limitation.”  Any date specified for action that is not a Business Day will mean the first Business Day after such date.  Any reference to a Person will be deemed to include such Person’s permitted successors and assigns.  Any reference to any document, agreement, instrument or statute will be deemed to refer to such document, agreement, instrument or statute as amended, modified or supplemented from time to time and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein. Whenever a Person is to determine that something is “satisfactory to,” “acceptable to,” or “to the satisfaction of” such Person, the determination may not be made in bad faith.

(B)All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require.  Words such as “hereto”, “herein” and the like refer to this Agreement as a whole.

(C)As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, will have the respective meanings given to them under GAAP.  To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document will control.  For the avoidance of doubt, this clause (C) shall not apply with respect to any determination of Net Operating Cash Flow or Net Cash Flow from Capital Transactions.

(D)Unless otherwise specified, all references contained herein, in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States dollars.

(E)Each provision of this Agreement shall be considered severable from the rest, and if any provision of this Agreement or its application to any Person or circumstances shall be held invalid and contrary to any existing or future law or unenforceable to any extent, the remainder of this Agreement and the application of any other provision to any Person or circumstances shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto.

(F)This Agreement has been negotiated by the Members and their counsel and no provision shall be construed for or against a Member on the basis that such Member or its counsel was or was not the drafter thereof.

ARTICLE III - BUSINESS PURPOSE AND TERM

Section 3.1.Business Purpose.  The purpose of the Company is to make Investments.  In furtherance thereof, the Company may carry on any lawful business, purpose, investment or activity related to the making of Investments and shall have all powers which limited liability companies may have under the Act.

Section 3.2.Term.  The Company shall be deemed to exist as of the date the Certificate was filed, and the duration of the Company shall be perpetual unless and until the Company is dissolved in accordance with the provisions of Section 10.1 of this Agreement.

ARTICLE IV – MEMBERS AND PERCENTAGE INTERESTS

Section 4.1.Members; Percentage Interests.  The name, address and Percentage Interest of each Member are set forth on the attached Schedule A.  To the extent additional or Substituted Members are admitted to the Company or Percentage Interests change, in each case in accordance with the terms of this Agreement, the Members shall amend the attached Schedule A to reflect such change(s).

ARTICLE V - CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 5.1.Capital Contributions.  Schedule A attached hereto also sets forth the Members’ respective aggregate Capital Contributions to the Company as of the Effective Date (including, in each case, any Capital Contributions previously made by any predecessor to such Member as a member of the Company).

Section 5.2.Additional Capital Contributions.

(A)From time to time, upon determination of either Member (such Member, the “Calling Member”) that capital is required by the Company either to (i) consummate an Investment that has been approved by the Members pursuant to and in accordance with the terms of this Agreement or (ii) fund expenses for the upcoming calendar quarter to the extent such expenses are set forth in the then current Annual Budget, the Calling Member may deliver written notice to the other Member setting forth (x) the aggregate amount of the additional Capital Contribution then required to be made by all of the Members, (y) the individual amount of the additional Capital Contribution then required to be made by each Member and (z) the purpose to which the proceeds of such additional Capital Contributions will be applied (such notice, a “Capital Call Notice”).  Each Member shall make an additional Capital Contribution, in proportion to their then current Percentage Interests (which shall be specified in the applicable Capital Call Notice) no later than seven (7) Business Days after receipt of a proper Capital Call Notice.  Notwithstanding anything to the contrary in this Section 5.2(A), a Capital Call Notice with respect to expenses described in Section 5.2(A)(ii) may not be issued more than once per month.

(B)Except as set forth in Section 5.2(A), no Member shall be required, and no Member shall have any right, to make additional Capital Contributions, except and to the extent required by law or as otherwise agreed in writing by Required Approval.

(C)No member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of the Members.  The return of such Capital Contributions (or any return thereon) shall be made solely from assets of the Company.  No Member shall be required to pay to the Company or any other Member any deficit in such Member’s Capital Account upon dissolution or otherwise.  No Member shall have the right to demand or receive property other than cash for its Interest.

Section 5.3.Default Loans.  In the event that a Member fails or refuses for any reason to make any Capital Contributions required of it pursuant to Section 5.2(A) (a “Non-Funding Member”), another Member or one of its Affiliates may make a loan to the Non-Funding Member by transferring directly to the Company, on behalf of such Non-Funding Member, an amount not to exceed the unpaid portion of such Non-Funding Member’s Capital Contribution, and each such loan (each, a “Default Loan”), shall accrue interest as of the date such Default Loan is made at the annual rate of eighteen percent (18%) compounded quarterly.  Each Default Loan (together with all accrued, unpaid interest thereon) shall be repaid to such Member (or its Affiliate(s), as the case may be) out of any amounts otherwise distributable to the relevant Non-Funding Member pursuant to Article VI below, prior to making any subsequent distributions to such Non-Funding Member pursuant to Article VI.  For purposes of this Agreement, any repayment of all or a portion of any Default Loan pursuant to the immediately preceding sentence shall be deemed to be, and treated as, a distribution to the Non-Funding Member followed by a re-payment by the Non-Funding Member to such other Member or its Affiliate(s).  If, at any time during which a Default Loan remains outstanding, the Company receives from the Non-Funding Member all or any portion of such unpaid Capital Contributions (together with all accrued by unpaid interest on such Default Loan or portion thereof), the Company shall promptly deliver all such amounts to the Member who made such loan (or its Affiliates, as the case may be).

Section 5.4.No Interest, Salary or Drawing.  No Member shall receive any interest, salary or drawing with respect to its Capital Contribution or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member except and to the extent as specifically provided in the Annual Budget.

Section 5.5.No Third Party Beneficiaries.  The provisions of this Agreement are not intended to be for the benefit of any creditor of the Company or other Person (other than a Member in its capacity as a Member or in accordance with Section 7.2) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any Member, and no such creditor or other Person shall have or obtain any right under this Agreement against the Company or any Member by reason of any debt, liability or obligation or otherwise.  Without limiting the generality of the foregoing, any obligation of a Member set forth in this Agreement to the Company or to any other Member shall be an obligation only to the Company or such Member, as applicable, and shall not inure to the benefit of any other Person.

Section 5.6.Member Liability.  Except if and to the extent otherwise provided by the Act, no Member shall be liable for the repayment, satisfaction or discharge of any liabilities of the Company in excess of the balance of such Member’s Capital Account.  No Member shall be personally liable for the return of any portion of the Capital Contribution(s) (or any profits thereon) of any other Member.

Section 5.7.Capital Accounts.

(A)The Company shall establish and maintain a separate capital account (the “Capital Account”) for each Member in the manner required by the Treasury Regulations under Section 704(b) of the Code.  The Capital Account of a Member shall consist of its initial Capital Contribution and shall be increased by (i) the amount of any additional Capital Contributions, and (ii) the amount of all Net Income (and any item thereof) allocated to such Member, and decreased by (iii) the amount of all distributions or deemed distributions to such Member, and (iv) the amount of all Net Loss (and any item thereof) allocated to such Member.  The Capital Accounts shall be determined, maintained, and adjusted in accordance with the Code and the Regulations, including the capital account maintenance rules in Regulations § 1.704-(1)(b)(2)(iv).

(B)If any Member shall lend any monies to, or perform any services for, the Company, the amount of any such loan or services shall not increase the Member’s Capital Account or affect in any way his or its share in the profits, losses or distributions of the Company.

(C)Any transferee of an Interest shall succeed to the Capital Account relating to the Interest transferred.

Section 5.8.Return of Capital Account.  Except as otherwise specifically provided in this Agreement, (i) no Member shall have any right to withdraw or reduce its Capital Contributions or Capital Account, or to demand and receive property or any distribution from the Company in return for its Capital Contributions or Capital Account, and (ii) any return of Capital Contributions or Capital Accounts to the Members shall be solely from the Company Assets, and no Member shall be personally liable for any such return.

ARTICLE VI – DISTRIBUTIONS; ALLOCATIONS

Section 6.1.Distributions.

(A)Net Operating Cash Flow shall be distributed on a monthly basis to the Members pro rata in accordance with their respective Percentage Interests, unless the Members, subject to Section 7.1(D) and Section 7.4(D), agree to cause the Company to retain Net Operating Cash Flow to fund approved Investments or to pay approved Company expenses in accordance with the Annual Budget.  Monthly distributions of Net Operating Cash Flow with respect to the first two months of each calendar quarter shall made in an amount equal to seventy-five percent (75%) of an internal Administrative Member estimate of such Net Operating Cash Flow.  Monthly distributions with respect to the third month of every calendar quarter shall be in the full amount of Net Operating Cash Flow for the applicable quarter otherwise distributable in accordance with the first sentence of this Section 6.1(A), based on the quarterly financial statements for that quarter, less any distributions of Net Operating Cash Flow made with respect to the prior two months of that quarter.  If any Member has made a Default Loan, all payments due under this paragraph (A) to the Non-Funding Member on whose behalf such Default Loan was made shall be paid to the Member which made such Default Loan to the Non-Funding Member (applied first to reduce accrued but unpaid interest and then to reduce principal) until the principal and interest on all Default Loans made to Non-Funding Members have been paid in full.

(B)The Members, subject to Section 7.1(D) and Section 7.4(E), agree to cause the Company to retain Net Cash Flow from Capital Transactions to fund approved Investments or to pay approved Company expenses in accordance with the Annual Budget unless the Members, subject to Section 7.1(D), determine that such Net Cash Flow from Capital Transactions shall be distributed.  Distributions of Net Cash Flow from Capital Transactions shall be made in the following order of priority:

(i)first, to the Members pro rata in accordance with their respective Unreturned Capital Contributions until such Unreturned Capital Contributions have been reduced to zero; provided, if any Member has made a Default Loan, all payments due under this clause to the Non-Funding Member on whose behalf such Default Loan was made shall be paid to the Member which made such Default Loan to the Non-Funding Member (applied first to reduce accrued but unpaid interest and then to reduce principal) until the principal and interest on all Default Loans made to Non-Funding Members have been paid in full;

(ii)second, if after making the distributions described in clause (i) any Default Loans remain outstanding, then to the Members pro rata in accordance with their respective Percentage Interests in an amount sufficient to pay the remaining unpaid principal and interest on all Default Loans; provided, that all payments due under this clause (ii) to a Non-Funding Member shall be paid to the Member which made a Default Loan to the Non-Funding Member (applied first to reduce accrued but unpaid interest and then to reduce principal) until the principal and interest on all Default Loans to Non-Funding Members shall have been paid in full; and

(iii)third, to the Members pro rata in proportion to their respective Percentage Interests at the time of such distribution.

(C)A Non-Funding Member shall not be entitled to vote on any distributions to be made under this Section 6.1.

(D)Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its Interest in the Company if such distribution would violate the Act or any other applicable law.

Section 6.2.Allocation of Net Income and Net Loss.

(A)Except as provided in Section 6.3 or elsewhere in this Agreement, Net Income and Net Loss (and items thereof) for any taxable year or other period of the Company shall be allocated among the Members in proportion to their Percentage Interests.

(B)For federal and state income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated among the Members pursuant to Section 6.2(A).

Section 6.3.Regulatory Allocations.

(A)Minimum Gain Chargeback.  Notwithstanding any other provision of this Article VI, if there is a net decrease in “partnership minimum gain” (as that term is defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d)) for any Fiscal Year, each Member shall, in the manner provided in Treasury Regulation Section 1.704-2(f), be allocated items of Company income and gain for such year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in such partnership minimum gain, determined in accordance with Treasury Regulation Section 1.704-2(g). This Section 6.3(A) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(B)Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article VI except Section 6.3(A), if during any Fiscal Year there is a net decrease in “partner nonrecourse debt minimum gain” (as that term is defined in Treasury Regulation Sections 1.704-2(i)(2) and (3)), any Member with a share of such partner nonrecourse debt minimum gain (determined in accordance with Treasury Regulation Section 1.704-2(i)(5)) as of the beginning of such Fiscal Year shall be allocated items of Company income and gain for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to that Member’s share of the net decrease in such partner nonrecourse debt minimum gain (determined in accordance with Treasury Regulation Section 1.704-2(i)(4)). This Section 6.3(B) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(C)Qualified Income Offset.  In the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulation Section 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.3(C) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.3(C) were not in the Agreement.

(D)Gross Income Allocation.  In the event any Member has a deficit Capital Account balance at the end of any Company Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii)

the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6. 3(D) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Section 6.3 have been tentatively made as if Section 6.3(C) and this Section 6.3(D) were not in the Agreement.

(E)Nonrecourse Deductions.  Any “nonrecourse deductions” as defined in Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c) for any Fiscal Year or other period shall be specially allocated as items of loss in accordance with the Percentage Interests of the Members.  If the Company incurs “nonrecourse deductions” or “partner nonrecourse deductions” or if there is any change in the Company’s “minimum gain,” as those terms are defined in such Regulations, the allocation of Profits, Losses and items thereof to the Members shall be modified as deemed reasonably necessary or advisable by the Members to comply with such Treasury Regulations.

(F)Member Nonrecourse Deductions.  Any “partner nonrecourse deductions” as defined in Treasury Regulation Section 1.704-2(i) for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss (within the meaning of Treasury Regulation Section 1.752-2) with respect to the partner nonrecourse debt (as such term is defined in Treasury Regulation Section 1.704-2(b)(4)) to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).

(G)Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining capital accounts, the amount of such adjustment to capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

Section 6.4.Tax Withholding.  If the Members determine that the Code or Regulations (or any provision of state, local or foreign tax law) requires the Company to withhold with respect to any Member’s distributive share of income or share of distributions, the Company shall do so.  Such withheld amounts shall be from cash otherwise distributable to such Member, which shall be deemed to have been distributed hereunder to such Member.  The Members shall be authorized to take such other actions as shall be necessary or appropriate for the Members to comply with the Company’s obligations under applicable tax laws.  In the event any such payment made by the Members to the IRS or other taxing authority exceeds the amount of cash otherwise then distributable to such Member, the amount of such payment equal to such excess shall constitute an advance by the Company to such Member for which such Member shall have personal liability, and such Member shall immediately repay such advance to the Company, together with interest thereon from the date when such payment is made to the date of repayment, at a rate of interest equal to the applicable federal rate as published by the IRS at the time such excess advance was made.

Section 6.5.  Other Determinations.  All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction and credit among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Members by Required Approval.

ARTICLE VII - MANAGEMENT

Section 7.1.Management.

(A)Management.  Subject to the other provisions of this Agreement (including Section 7.1(B) and Section 7.1(D)), the Members shall have exclusive and complete authority and discretion to manage the business, operations and affairs of the Company and to make all decisions regarding the business of the Company.

(B)Administrative Member.  The Members hereby agree that the Administrative Member shall have Primary Responsibility for the day-to-day management and operation of the Company and day-to-day oversight of its Investments.  As such, the Administrative Member shall have the responsibility and authority to carry out and take actions as and to extent the same are expressly set forth in the then current Annual Budget.

(C)Meetings; Consent.  Meetings of the Members and their representatives for matters properly brought before the Members may be called at any time by request of any Member.  Members may participate in any meeting through the use of a conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other and such participation shall constitute presence in person at the meeting.  The Company shall give written notice of the date, time, place and purpose of any meeting to all Members entitled to vote at such meeting at least five (5) days prior to the date fixed for the meeting (or such shorter time period as may be agreed by the Members).  Notice may be waived by any Member in writing or by attendance at the meeting, except when a Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not properly called or convened.  Any action required or permitted to be taken at any meeting of Members may be taken by a unanimous written consent without a meeting, without prior notice and without a vote.  The unanimous written consent shall set forth the action so taken and shall be signed by the Members.

(D)Voting.  Except to the extent expressly provided otherwise in Section 7.1(B) and Section 7.1(G), Required Approval shall be required for any and all action taken or proposed to be taken by the Company.  In furtherance of the foregoing, and in all cases subject to Section 7.1(G), without first having obtained Required Approval, no action shall be taken, sum expended or obligation incurred by any Member on behalf of the Company, including without limitation in respect of the following matters:

(i)approving any Investments, whether or not within the Investment

Criteria;

(ii)modifying the Investment Criteria;

(iii)any (1) merger, consolidation or reorganization of the Company or (2) sale of all or substantially all of the Company Assets;

(iv)filing of any petition in bankruptcy or reorganization or instituting any other type of bankruptcy, reorganization or insolvency proceeding with respect to the Company; consenting to the institution of involuntary bankruptcy, reorganization or insolvency proceedings with respect to the Company; admitting on behalf of the Company of its inability to pay its debts generally as the same become due; and/or making by the Company of a general assignment for the benefit of its creditors;

(v)incurring any indebtedness for borrowed money, making or giving any guarantees and granting of liens on the Company Assets; provided, with Required Approval, the Members may authorize the Administrative Member to incur indebtedness for borrowed money, make or give guarantees or grant liens on the Company Assets up to an agreed upon amount;

(vi)making any sale, exchange, transfer, contribution, mortgage, pledge, encumbrance, lien, lease, release or other disposition of any Company Assets (other than releases pursuant to the Loan Documents with respect to the repayment of particular Investments in the ordinary course of the Company’s business or in respect of any Investment Related Action (other than a Proscribed Action) effectuated in accordance with Section 7.1(G)));

(vii)making any acquisition or lease by the Company of property or assets;

(viii)incurring any expenses by or on behalf of the Company or any subsidiary in excess of the amount therefore expressly set forth in the then current Annual Budget;

(ix)calling for Capital Contributions from the Members or otherwise sending a Capital Call Notice (in either case, other than in accordance with Section 5.2(A));

(x)making distributions to the Members (other than in accordance with Section 6.1); provided, that for the purpose of this subclause (x), Required Approval shall mean the consent of only those Members who are not Non-Funding Members;

(xi)establishing or maintaining Reserves on behalf of the Company or any subsidiary (other than Reserves that are required to be maintained pursuant to the express terms of any agreement that has been approved by Required Approval to which the Company or such subsidiary is a party);

(xii)[Reserved.];

(xiii)causing the Company to dissolve, wind up or terminate other than as provided in Article X;

(xiv)permitting the Transfer of any Member’s Interest except as permitted by Article IX;

(xv)redeeming all or any portion of the Interest of any Member, except as provided in Article IX;

(xvi)entering into any agreements with Affiliates (including for the avoidance of doubt any Affiliate of any member of REL), except as expressly set forth in the then current Annual Budget;

(xvii)incurring any ERISA or similar obligations;

(xviii)[Reserved.];

(xix)amending this Agreement, the Certificate or any other formation or organizational documents of the Company;

(xx)making an election under Section 754 of the Code or any other material tax election or changing the Company’s accounting methods;

(xxi)changing the Fiscal Year of the Company;

(xxii)causing the Company to commingle the funds of the Company or any subsidiary with the funds of any other Person;

(xxiii)causing any change in the principal nature of the business of the Company;

(xxiv)allowing the admission of a new or Substitute Member to the Company except as permitted by Article IX;

(xxv)altering the tax status of the Company or determining any action of the Company or any subsidiary with respect to any tax controversy;

(xxvi)settling a claim against the Company except as expressly set forth in the then current Annual Budget;

(xxvii)prosecuting, waiving, settling or compromising any claim or cause of action of the Company or any subsidiary against any third party (or parties);

(xxviii)appointing or removing any officers of the Company;

(xxix)establishing or amending any loans, leases, contracts or other transactions between the Company and any Member, any officer or any Affiliate or employee of such Person (including for the avoidance of doubt any Affiliate of any member of REL), other than any Default Loans to the extent provided in Section 5.3;

(xxx)causing the Company to enter into any contract or other binding agreement of any nature whatsoever (other than in respect of an Investment Related Action), whether oral or written, which is not cancellable without the payment by the Company of any premium or penalty upon thirty (30) days’ or less notice;

(xxxi)engaging in any transactions with Affiliates of any Member (including for the avoidance of doubt any Affiliate of any member of REL), except as otherwise set forth in the then current Annual Budget;

(xxxii)approving or amending the Annual Budget;

(xxxiii)taking or approving any Investment Related Action except as otherwise permitted under Section 7.1(G).;

(xxxiv)distributing any Net Cash Flow from Capital Transactions in accordance with Section 6.1(B), provided, that if the Members cannot agree whether Net Cash Flow From Capital Transactions should be distributed or retained by the Company in order to fund approved Investments or to pay approved Company expenses in accordance with the Annual Budget, and such Net Cash Flow from Capital Transactions has been held at the Company for ninety (90) days, such Net Cash Flow from Capital Transactions shall then automatically be distributed to the members in the priority set forth in Section 6.1(B); and

(xxxv)committing or agreeing to undertake or do any of the foregoing.

(E)Bankruptcy of a Member.  The bankruptcy of any Member shall not cause a dissolution of the Company, and the rights of such Member to share in the Net Income or Net Loss of the Company and to receive distributions of Company funds shall, on the happening of such event, devolve on its successors or assigns, subject to the terms and conditions of this Agreement, and the Company shall continue as a limited liability company.  However, in no event shall any such successor or assign become a Substitute Member, except in accordance with Article IX.

(F)Annual Budget.

(i)A budget approved by the Members for the Company for the balance of Fiscal Year 2016 subsequent to the Effective Date and for Fiscal Year 2017 is attached hereto as Exhibit D (collectively, the “Initial Budget”).  The Initial Budget, and any subsequent annual budget or amended annual budget (including of the Initial Budget)

approved pursuant to this Section 7.1(F) shall be referred to as the “Annual Budget”.  The Annual Budget shall be presented in the form of a budget of MEC with detailed allocations of certain expenses expected to be incurred directly by the Company, SPL, SDL and REL as well as the operating expenses of MEC that are necessary for the Administrative Member to perform its duties under this Agreement, the REL Operating Agreement, the Management Agreement (as defined in the REL Operating Agreement), the SDL Operating Agreement and the SPL Operating Agreement, it being acknowledged and agreed that (i) MEC’s operating expenses will be paid directly by MEC and reimbursed solely through the Administrative Member Cost Reimbursement Fee paid by the Company, REL, SDL and SPL pursuant to the allocation set forth in Section 7.5 hereof, and (ii) the only REL costs, or MEC costs related to REL, that will be reflected in the Annual Budget as payable by the Company, SDL or SPL will be the MEC costs related to REL that will be payable to REL through such Administrative Member Cost Reimbursement Fee.

(ii)The Administrative Member shall have Primary Responsibility to prepare a proposed annual operating budget for the Company, and any necessary or related materials.  The Administrative Member shall submit such proposed annual operating budget and related materials to the other Members for approval no later than October 1 of each preceding year.

(iii)Fundamental (the “Reviewing Member”) will provide Notice of its acceptance or rejection of any proposed annual operating budget submitted to it no later than thirty (30) Business Days after its receipt of such proposed annual operating budget and related materials.  To the extent the Reviewing Member rejects the proposed annual operating budget, the Reviewing Member will provide the Administrative Member with rationale for its rejection.

(iv)No later than ten (10) Business Days after the disapproval of a proposed annual operating budget by the Reviewing Member, the Administrative Member shall submit a revised operating budget to the Reviewing Member for review.  Any failure on the part of the Reviewing Member to accept or reject the proposed revised budget within five (5) Business Days after receipt thereof shall be and be deemed to constitute a disapproval of the proposed revised annual budget by such Reviewing Member, in which event the previously approved Annual Budget for the prior year shall be utilized (with an inflation factor of 3% per line item).

(v)The Annual Budget shall be subject to amendment by Required Approval in each fiscal quarter to allow the Company to adjust the last-approved Annual Budget to the current set of Investments and Company expenses.  Once approved by Required Approval, such amended Annual Budget shall supersede the prior Annual Budget.  If either the Administrative Member or the Reviewing Member desires a quarterly amendment of the Annual Budget it shall so notify the other in writing.  Upon such notice, the Administrative Member shall have Primary Responsibility for preparing an amended annual operating budget for the Company and any necessary or related materials, and submitting such proposed amended annual operating budget and related materials to the Reviewing Member for approval.

(vi)Unless otherwise agreed, the exact form of the Annual Budget shall be that agreed upon by the Members for the Initial Budget for the Company and shall include, without limitation, reasonably detailed and itemized estimates of all projected income and expenses of the Company for the upcoming Fiscal Year.

(G)Special Provision Regarding Investment-Related Actions.

(i)Notwithstanding anything to the contrary contained in Section 7.1(B) or 7.1(D), all decisions in respect of Investment Related Actions shall be subject to the process set forth in clause (ii) of this Section 7.1(G) below, provided that (x) (notwithstanding anything to the contrary contained herein (including in clause (ii) of this Section 7.1(G) below)) no Proscribed Action may be taken, or authorized to be taken, without Required Approval, and (y) nothing in this Section 7.1(G) modifies, or permits any deviation from, Section 7.1(F) or, for the avoidance of doubt, Section 7.4 or the Investment Approval Process.  “Investment Related Actions” means all Company actions specifically related to specific Investments owned by the Company (i.e., Investments that the Company has already made or already is, pursuant to definitive documentation, committed to make), including without limitation, the following actions in respect of such Investments: (i) extension or increases on commitments; (ii) amendments or waivers on payment terms and/or interest and fees; (iii) default waivers; (iv)  any exercise of remedies, including any decision to accelerate, enforce on collateral or enter into a standstill or forbearance agreement with respect to any such Investment; (v) subordination of the obligations of such an Investment; (vi) release of all or substantially all of the collateral securing any such Investment; and (vii) with respect to any particular such Investment, any action specific to such Investment for a workout plan in respect of such Investment, or the underlying borrower thereto, including any amendment to any transaction document for such Investment in connection therewith; (viii) otherwise modifying any such Investment or amending any transaction document for such Investment (including, without limitation, any Loan Documents); and (ix) making any sale, exchange, transfer, contribution, mortgage, pledge, encumbrance, lien, lease, release or other disposition of any such Investment, provided that (x) routine, administrative actions in the ordinary course of the day-to-day oversight of the Investments (for the avoidance of doubt, that are not Proscribed Actions), and (y) immaterial modifications or amendments of Loan Documents permitted thereunder, entered into in the ordinary course and consistent with past practice (prior to the Effective Date), shall be considered to be a permitted activity of the Administrative Member under Section 7.1(B) and the Administrative Member need not comply with Section 7.1(G)(ii) in respect thereof.

(ii)If the Administrative Member determines that the Company should effectuate an Investment Related Action in respect of any particular Investment owned by the Company, the Administrative Member shall provide written Notice of such proposed Investment Related Action, including reasonable detail of such proposed Investment Related Action and specifically stating that such Notice shall constitute a Notice pursuant to this sentence of this Section 7.1(G)(ii), to Fundamental at least three (3) Business Days prior to such proposed Investment Related Action being effectuated.  During such three (3) Business Day period, the Administrative Member agrees, upon Fundamental’s written request, to consult with

Fundamental regarding the contemplated Investment Related Action and consider in good faith, any written suggested modifications to such proposed Investment Related Action that are proposed by Fundamental.  Fundamental may, by Notice to the Administrative Member, approve or reject the contemplated Investment Related Action during the above referenced three (3) Business Day period, provided, that, if Fundamental does not provide Notice of approval or rejection by the end of such three (3) Business Day period, Fundamental shall be deemed to have rejected such proposed Investment Related Action for all purposes of this Agreement.  On the first Business Day following the end of such three (3) Business Day period, the Administrative Member shall determine, in its sole discretion, and whether or not it has received any Notice of approval or rejection from Fundamental, whether to effectuate such proposed Investment Related Action, with or without incorporating any modifications thereto (including any modifications suggested in writing by Fundamental during the preceding three (3) Business Day period). The Administrative Member shall have the authority to take, in its sole discretion but subject to its express obligations under this Agreement, without the obligation to engage in the process set forth in this Section 7.1(G)(ii) above, any Investment Related Action, other than a Proscribed Action, in respect of any Guaranteed Investment, provided that (i) nothing in this sentence limits or qualifies Section 7.1(G)(iii) hereof, and (ii) without limitation of clause (i), the Administrative Member forthwith shall notify Fundamental of each Investment Related Action that is effectuated pursuant to this sentence.

(iii)Notwithstanding the authority of the Administrative Member to proceed with any Investment Related Action upon compliance with Section 7.1(G)(ii), the Administrative Member shall (in addition to the specific consultation with Fundamental required under Section 7.1(G)(ii)) in the ordinary course (before and after the delivery of any notice pursuant to Section 7.1(G)(ii) or the taking of any particular Investment Related Action) keep Fundamental reasonably apprised of  (including discussing with Fundamental, and responding in a reasonably timely manner to inquiries of Fundamental regarding) the status of, and of material developments concerning, all Investments owned by the Company, including material Investment Related Actions (and of material extensions of due dates not constituting Investment Related Actions), provided that no failure of the Administrative Member to comply with this Section 7.1(G)(iii) shall limit the authority of the Administrative Member to proceed with any Investment Related Action upon compliance with Section 7.1(G)(ii).  The Administrative Member need not separately comply with Section 7.1(G)(ii) hereof in respect of any specific Company action that Fundamental approves in a writing making specific reference to this Section 7.1(G)(iii) (so long as such Company action is taken within the time frame contemplated by the Members at the time such Fundamental approval is given).

(iv)For the avoidance of doubt, each of the Members and MEC agree that none of the terms of the SCL Ancillary Agreement or the SPL Ancillary Agreement or any obligation that MMA or any of its Affiliates may have to Fundamental under any other separate arrangement or agreement in respect of any Investment Related Actions (an “MMA Outside Obligations”) shall have any impact whatsoever on the Company, this Agreement or any of the Members’ rights and obligations under this Agreement, and neither Fundamental nor MEC shall have any recourse against the Company, REL, RDH or any of RDH’s respective parent or subsidiary companies, partners and other Affiliates (but excluding in any event MMA and MMA’s Affiliates) or any of their respective members, partners, officers, directors, employees and agents (but excluding in any event MMA and MMA’s Affiliates) (collectively, “Non-Recourse Entities”) or any of their respective assets with respect to any such MMA Outside Obligations, and Fundamental and MEC each explicitly hereby waive any such recourse against any Non-Recourse Entities or any of their assets.

Section 7.2.Limitation of Liability, Indemnification and Exculpation.

(A)Indemnification of the Members.  The Company shall indemnify and hold harmless the Members, their Affiliates and their respective members, partners, officers, directors, employees and agents (each, an “Indemnified Party”) from and against any claim, loss, expense, damage or injury suffered or sustained by an Indemnified Party, by reason of any acts, omissions or alleged acts or omissions arising out of such Indemnified Party’s activities on behalf of the Company or in furtherance of the interests of the Company, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, except that the Company shall not be responsible under this Section 7.2(A) to an Indemnified Party for any claim, loss, expense, damage or injury to the extent resulting from such Indemnified Party’s fraud, gross negligence, willful misconduct, bad faith or material breach of this Agreement (including the taking of any Proscribed Action without Required Approval).  Notwithstanding the foregoing or any other provisions of this Agreement, satisfaction of any obligation with respect to the indemnification or holding harmless of any Person shall be from and limited to the Company Assets, and no Member shall be required to advance or contribute funds to the Company for such purpose.

(B)Expenses.  Expenses (including attorneys’ fees) incurred by an Indemnified Party in a civil or criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, as incurred; provided, that if an Indemnified Party is advanced such expenses and it is later determined that such Indemnified Party was not entitled to indemnification with respect to such action, suit or proceeding, then such Indemnified Party shall reimburse the Company for such advances; and provided, further, such expenses shall be advanced by the Company only upon the execution and delivery by the Indemnified Party of a recourse promissory note, in a principal amount equal to the amount of the requested advance, to the Company, having a payment date of ten (10) Business Days following the final disposition of the action, suit or proceeding with respect to which such advance is being requested in order to secure the return following final disposition of the action, suit or proceeding with respect to which such advance is being requested, of any amount which represents an advance of expenses for which the Indemnified Party is not entitled to indemnification under this Section 7.2.  No expenses shall be advanced to any Indemnified Party pursuant to this Section 7.2 (or for the avoidance of doubt Section 7.1) in connection with any claim, action, suit or proceeding against such Indemnified Party by a Member (either on its own behalf or derivatively on behalf of the Company).

(C)Not Exclusive.  The indemnification and advancement of expenses provided by this Section 7.2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of Members or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a Member, officer, employee or agent and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such a Person.

(D)Insurance.  The Company may purchase and maintain insurance on its own behalf, or on behalf of any Person with respect to the liabilities of the types described in this Section 7.2.  The Company may purchase such insurance regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Section 7.2.

(E)Exculpation.  No Member or any of its Affiliates or any of their respective members, partners, officers, directors, agents or employees shall be liable, responsible or accountable in damages or otherwise to the Company or any other Member for any act or failure to act on behalf of the Company except to the extent that such damages or loss resulted from such Person’s fraud, gross negligence, willful misconduct, bad faith or material breach of this Agreement (including the taking of any Proscribed Action without Required Approval).  Without limiting the generality of the foregoing, each such Member shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented to such Member by any other Person as to matters such Member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Company.

(F)Guarantees.  No Member shall be required or permitted to guarantee or indemnify any third party in connection with the business of the Company, except by Required Approval.  Any amounts advanced by a Member pursuant to such guaranty or indemnity shall be deemed a loan to the Company by a Member for all purposes of this Agreement.  To the extent that Sections 7.2(A) and (B) apply to any payments, or expenses incurred, by the Members under this Section7.2(F), the Members shall also be entitled to indemnification and expense reimbursement from the Company as provided therein.  For purposes of applying this Section7.2(F), guarantees and indemnities given by an Affiliate of a Member shall be treated as given by that Member.

Section 7.3.Investment Exclusivity; Other Activities.

(A)Except as provided in Section 7.3(B), any Member or its Affiliates may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not such other business ventures shall be in competition with any activities of the Company, and neither the Company nor the other Members shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom, and such activities shall not be construed as a breach of any duty of loyalty or other fiduciary duty to the Members or the Company.

(B)Until the occurrence of a Non-Solicit Trigger Event, Fundamental shall, and shall cause its Affiliates to, present all investment opportunities in North America to provide late stage renewable energy development and/or renewable energy construction loans (such opportunities, “Company Opportunities”) which are also Competing Investments for consideration by the Company exclusively, and REL shall present all Company Opportunities (regardless of whether they are also Competing Investments) for consideration by the Company exclusively (and shall do so promptly following such Company Opportunity becoming approved by the members of REL, provided that REL further covenants to procure that if any Company Opportunity is not so approved by the members of REL, it shall not, until the occurrence of a Non-Solicit Trigger Event, be pursued outside of the Company by REL, any member of REL or any of their respective Affiliates (except that any such Company Opportunity that is a development loan may be pursued by SDL)); provided, however, that (i) each Member that is not a Non-Funding Member shall have the option but not the obligation to bring to the Company any Company Opportunities (regardless of whether they are Competing Investments) while there is any unpaid principal or accrued interest owing to such Member on a Default Loan, and (ii) if any one or more SCL/SPL Non-Fundamental Member(s) has (after the Effective Date) Formally Presented to the Company (under this Agreement) or SPL (under the SPL Operating Agreement) for consideration three (3) SCL/SPL Company Opportunities that (x) met the Investment Criteria or the Investment Criteria under the SPL Operating Agreement, as applicable, (y) did not involve a proposed loan to, or an equity investment in, an Entity that was an Affiliate of REL or of any member of REL and (z) subsequently are rejected (or deemed rejected) by Fundamental pursuant to Section 7.4(C) hereof, and/or by “Fundamental” (as such term is defined in the SPL Operating Agreement) pursuant to Section 7.4(C) of the SPL Operating Agreement (an “Exclusivity Termination Event”), then a Non-Solicit Trigger Event shall be deemed to have occurred and, thereafter, each Member shall have the option but not the obligation to bring further Company Opportunities to the Company during the remainder of the Investment Period.  A Company Opportunity shall be deemed to have been “Formally Presented” to the Company by any SCL/SPL Non-Fundamental Member if (and only if) it is included in a Notice from such Member to each of the other Members, and (aa) such Notice (I) expressly states that such Member intends for such Company Opportunity presentation to thereby have been “Formally Presented” to the Company and (II) includes a further written statement of (and executed by) such Member that it irrevocably gives its approval for the Company to proceed with such Company Opportunity (for the purpose of determining whether such Company Opportunity has received Required Approval), and (bb) the level of detail and completeness of the description of such Company Opportunity included in such Notice is, in all material respects, consistent with past practice of the Company.  An SPL Company Opportunity shall be deemed to have been “Formally Presented” to SPL by a particular member of SPL as (and only as) specified in Section 7.3(B) of the SPL Operating Agreement.

(C)Each Member will have the option, but not the obligation, to bring to the Company other renewable energy investment opportunities.  If investment opportunities are not required to be presented to the Company for investment pursuant to Sections 7.3(B) or are rejected pursuant to Section 7.4(C), the presenting Member (unless such Member failed to provide any approval of such Member required for the Company to undertake such investment opportunity) may choose to invest directly in such investment outside of the Company.

(D)No Member shall receive compensation for services rendered on behalf of the Company or otherwise in its capacity as a Member.  Nothing in the preceding sentence shall limit the monthly distribution from the Company to the Administrative Member of the Administrative Member Cost Reimbursement Fee. Except as otherwise provided in this

Agreement, all actions of the Members shall be subject to Section 7.1(D) and all expenditures of Company funds shall be subject to the Annual Budget and Section 8.3.

(E)Notwithstanding the definition of “Affiliate” hereunder, Fundamental shall not cause, direct or in any manner facilitate (including providing information obtained by Fundamental as a Member of the Company) HedgeCo to take, or in taking, any action which would be prohibited by Fundamental or any of its Affiliates under Section 7.3(B).

Section 7.4Investments.

(A)In addition to those functions set forth in Section 7.1(B), the Administrative Member will have Primary Responsibility for originating and underwriting proposed investments subject to the Investment Criteria, and will also prepare the underwriting for purposes of investments originated by Fundamental.

(B)No less than once every two (2) weeks during the Investment Period, the designated representatives of each Member (which each Member shall designate from time to time by notice to the other Member) shall have a call for the purposes of discussing potential investment opportunities, including presenting investment opportunities in accordance with Section 7.3(B), and for any other purposes as determined by the Members.  Notwithstanding the foregoing, at any time and from time to time, any Member may request a call with the other Member to discuss any matters related to the business of the Company.  Nothing herein shall be construed as preventing a Member from consulting such internal committees of the Member and its Affiliates as such Member deems necessary.

(C)All investments which are presented to the Company in accordance with Section 7.3 shall be approved or rejected in accordance with the investment approval process outlined on Exhibit C attached hereto (the “Investment Approval Process”).  Upon completion of all required due diligence (as described in the Investment Approval Process) and upon the Members voting to approve an investment opportunity by Required Approval, Capital Contributions may be called to fund such approved Investment in accordance with Section 5.2(A).  If a proposed investment opportunity fails to receive Required Approval, such investment opportunity shall be deemed rejected.  If any investment opportunity is rejected, the Member which presented such investment opportunity may (unless such Member failed to provide any approval of such Member required for the Company to undertake such investment opportunity) choose to invest in such investment outside of the Company, during the six-month period thereafter on the same terms and conditions as were presented to the Company.  The Members may agree by Required Approval to fund an approved Investment other than through the Company, and each such Investment shall be considered on an individual basis after presentation to the Company.

(D)Decisions required under this Section 7.4 shall be presented to and decided by the Members.

(E)Notwithstanding anything to the contrary in this Agreement, no new Investments may be made by the Company (i) at any time after the expiration of the Investment

Period and/or (ii) that have a maturity date that occurs on or after September 1, 2019.

Section 7.5Administrative Member Cost Reimbursement Fee.  The Company shall pay the Administrative Member the Administrative Member Cost Reimbursement Fee for each calendar month promptly after the end of each such month.  The Administrative Member Cost Reimbursement Fee billed by the Administrative Member and paid by the Company pursuant to this Section 7.5 shall be equal to the product of the Applicable Portion (as defined below) times the SCL/REL/SDL/SPL Administrative Member’s actual costs (including but not limited to attributable salary and benefits of employees of the SCL/REL/SDL/SPL Administrative Member but in any event excluding any amount payable by MEC pursuant to Section 7.6), incurred on an arms-length basis (such costs, “Actual MEC Admin Costs”), for each applicable month in performing its Primary Responsibilities pursuant to and in accordance with this Agreement, the REL Operating Agreement (with respect to, and only with respect to, Rejected Competing Investments (from and after, and only from and after, the relevant Investment becoming a Rejected Competing Investment), and then only to the extent any Actual MEC Admin Costs with respect to such Rejected Competing Investments, and the Commitment Amount and UPB for the Rejected Competing Investments taken up by REL, are documented to the reasonable satisfaction of Fundamental), the SPL Operating Agreement and the SDL Operating Agreement; provided, however, that (a) in no event shall the Administrative Member Cost Reimbursement Fee for any Fiscal Year exceed the maximum Administrative Member Cost Reimbursement Fee set forth in the Annual Budget for such period, and (b) neither the Company nor Fundamental shall have or be deemed to have any obligations to pay any salary or benefits directly to the employees of the SCL/REL/SDL/SPL Administrative Member and neither the Company nor Fundamental shall have or be deemed to have an employee/employer relationship with any such employee of the SCL/REL/SDL/SPL Administrative Member.  For the first two months of each calendar quarter, the Company shall pay Administrative Member Cost Reimbursement Fee based upon internal Administrative Member estimates.  For the third month of each calendar quarter, the Company shall pay Administrative Member Cost Reimbursement Fee for the entire calendar quarter then ended based on the quarterly financial statements for that quarter, less any Administrative Member Cost Reimbursement Fee previously paid for the prior two months of that quarter.  Upon preparation of quarterly financial statements, if the Company has paid for the first two calendar months of a calendar quarter to the Administrative Member an amount of Administrative Member Cost Reimbursement Fee in excess of the amount that should have been paid for such quarter based upon the quarterly financial statements for such quarter, the Administrative Member shall promptly repay to the Company the amount of any such overage.  The Administrative Member Cost Reimbursement Fee is not intended to include or cover any expenses directly incurred by the Company, which shall be paid directly by the Company.  For purposes hereof, “Applicable Portion” shall mean that percentage which results from the following calculation:

80%	x	Commitment Amount of Investments originated in the Company during the Calculation Period	+	20%	x	UPB of Investments held in the Company at the end of the applicable month
		aggregate Commitment Amount of Investments				aggregate UPB of Investments held in the

originated in the Company, SPL, SDL and REL during the Calculation Period	Company, SPL, SDL and REL at the end of the applicable month

Where

“Calculation Period” means the three-month period ending on the last day of the applicable month.

“Commitment Amount” means the maximum committed principal balance.

“Investment” (i) has the meaning set forth herein (in relation to the Company), in the SDL Operating Agreement (in relation to SDL), or in the SPL Operating Agreement (in relation to SPL) and (ii) in relation to REL means any Rejected Competing Investment taken up by REL.

“UPB” means unpaid principal balance.

Section 7.6Allocation of Costs Associated with Deutsche Bank.  If a debt facility provided to the Company by Deutsche Bank does not close on or before December 31, 2016, MEC shall bear seventy-five percent (75%), and Fundamental will bear twenty-five percent (25%), of all Deutsche Bank’s third party costs otherwise due and payable by the Company with respect thereto (in each case without right of reimbursement from the Company (including without limitation, in the case of MEC, through Section 7.5)), and to the extent that, notwithstanding the foregoing, the Company shall pay any such costs (that MEC and Fundamental were so required to bear) in the first instance, MEC and Fundamental promptly shall reimburse the Company for their respective shares thereof as provided above in this sentence.  Without limitation, to the extent that any amount is payable by Fundamental pursuant to this Section 7.6 but has not been paid, the Company shall have the right to, and shall, credit such amount against any amount(s) thereafter otherwise to be distributed to Fundamental, respectively, hereunder.

ARTICLE VIII - ACCOUNTING AND REPORTS; BANK ACCOUNTS

Section 8.1.Books and Records. The Administrative Member shall maintain at the principal place of business of the Company set forth in Section 1.2 full and accurate books of the Company showing all receipts and expenditures, assets and liabilities, profits and losses, names and current addresses of Members, and all other records necessary for recording the Company’s business and affairs.  All Members and their duly authorized representatives shall have the right to inspect and copy any or all of the Company’s books and records, including books and records necessary to enable a Member to defend any tax audit or related proceeding.

Section 8.2.Books, Records and Tax Matters.

(A)The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP.  The

Administrative Member shall prepare quarterly and annual financial statements of the Company and shall distribute them to the Members promptly after completion.  Specifically, the Administrative Member shall prepare the following statements and reports and deliver them to each Member:

(i)quarterly financial statements, no later than the 30th day of the month following the end of each calendar quarter, to include the following:

(a)current Company balance sheet;

(b)current Company income statement;

(c)current period Net Operating Cash Flow distribution calculation;
(d)current period Administrative Member Cost Reimbursement Fee allocation calculation;

(e)current period variance report setting forth any differences between current Annual Budget and actual expenses; and

(f)schedule of all Investments held by the Company.

(ii)upon request of any Member the following:

(a)trial balance of general ledger accounts;

(b)general ledger, reflecting all transactions and Investments, liabilities, Members’ Capital Accounts, gross revenue and expenses;

(c) reconciliation of all bank transactions;

(d)aged accounts receivable report with respect to all Investments;

(e)no later than the 90th day following the end of any particular Fiscal Year, a report of aged receivables for the preceding twelve (12) month period and unaudited financial statements; and

(f)such other reports and information as reasonably requested by any Member from time to time;

(iii)on an annual basis, no later than the 60th day following the end of each Fiscal Year, (x) annual financial statements for the Company and its Subsidiaries for such Fiscal Year, prepared in accordance with generally accepted accounting principles consistently applied, which shall be audited by the Company’s independent accountants (whom the Company shall retain), and (ii) Form K-1s and related tax disclosures

(including each Member’s  share of any “unrelated business taxable income” (“UBTI”) generated by the Company); provided, if adjustments are identified during the preparation of the annual audited financial statements which would impact amounts or disclosures provided on Forms K-1 and related tax disclosures delivered pursuant to this Section, the Company shall promptly notify Members and provide revised Forms K-1 and related tax disclosures no later than the 90th day following the end of each Fiscal Year; and

(iv)estimated current taxable income, deduction, gain, loss or credit within 30 days following the end of March 31 and September 30 of each Fiscal Year.

(B)The Administrative Member shall be the Tax Matters Member (“TMM”) and shall prepare, or cause to be prepared, all tax returns required of the Company at the Company’s expense.  The TMM shall promptly take such actions as may be necessary to cause each Member to become a “notice Member” within the meaning of Section 6231(a)(8) of the Code.  The TMM shall furnish promptly to the Members a copy of all notices or other written communications received by the TMM from the IRS relating to the Company (except such notices or communications as are sent directly to the Members by the IRS).  The TMM shall keep the Members informed of all matters which may come to its attention in its capacity as TMM by giving the Members Notice thereof within fifteen (15) days after the TMM becomes informed of any such matter or within such shorter period as may be required by the appropriate statutory or regulatory provisions.  The TMM shall give the other Members prompt Notice upon receipt of advice that the IRS or any other taxing authority intends to examine any Company tax return or the books and records of the Company.  The TMM shall provide the Members with a reasonable opportunity to consult with the TMM regarding the course and conduct of all material matters that are the subject of or relating to or potentially resulting in an adjustment of Company items and the TMM shall obtain the Members’ written consent prior to providing correspondence or other information to the IRS or any taxing authority.

The TMM shall be the “partnership representative” under Section 6223 of the Code as in effect pursuant to the Bipartisan Budget Act of 2015, P.L. 114-74 (the “Budget Act”), and the TMM shall take any and all action required under the Code or Treasury Regulations, as in effect from time to time, to designate itself as the “partnership representative.” No election shall be made to apply the provisions of the Budget Act to any taxable year of the Company beginning prior to January 1, 2018 without Required Approval.  As provided in Section 7.1(D)(xxv), actions taken by the TMM on behalf of the Company, including without limitation (i) any election pursuant to Section 6221(b) of the Code (as modified by the Budget Act) that the provisions of Subchapter C of Chapter 63 of the Code (as modified by the Budget Act) not apply to the Company, or (ii) any election to use the alternative procedure to payment of imputed underpayment described in Section 6226 of the Code (as modified by the Budget Act), shall be subject to Required Approval.  The TMM, as partnership representative, shall succeed to all of the duties and obligations of the TMM with respect to notices to partners that existed prior to the effective date of the Budget Act, subject to any limitations contained herein, and shall have all of the powers and responsibilities of the TMM as otherwise set forth in this Agreement to the extent permitted under the Code (as modified by the Budget Act) and applicable Regulations promulgated thereunder, subject to the immediately preceding sentence and Section 7.1(D).

If any imputed underpayment (including associated interest, penalties, or additions to tax) is required to be paid by the Company pursuant to Section 6225 of the Code (as modified by the Budget Act) with respect to income, losses, deductions or credits allocable to a Member or former Member, such Member or former Member (and, in the case of a former Member, its transferee) shall promptly reimburse the Company therefor. Any amount due from a Member or a former Member to the Company pursuant to the preceding sentence shall bear interest at the “prime rate” (as specified in The Wall Street Journal, from time to time) plus 3% from the time of payment by the Company of the tax or imputed underpayment to the time of payment by the Member or former Member, and the Company may offset such amounts against distributions or other amounts due from the Company to such Member. The obligations of a Member pursuant to this Section 8.2(B) shall continue even if such Member ceases to be a Member.

(C)If the Company incurs any costs related to any tax audit, declaration of any tax deficiency or any administrative proceeding or litigation involving any Company tax matter, the Company shall use all available Net Operating Cash Flow for such purpose, but no Member shall be required to advance or contribute funds to the Company for such purpose.

Section 8.3.Bank Accounts.  The Members shall deposit or cause the Company to deposit all cash balances derived from the business of the Company into one or more bank accounts established in the name of the Company (each a “Bank Account”).  In no event shall any Bank Account be co-mingled with any accounts of any Member, Affiliate of a Member or other Person.  Each Bank Account shall be in such depository institution under such arrangements as the Members may reasonably determine by Required Approval.  Any investment of funds shall be made in the name of the Company.  Through the use of signature cards, authorized representatives of the Members and the Company shall have access to all Bank Accounts and the contents thereof for Company purposes as allowed by this Agreement.  All payments or withdrawals of funds of amounts less than $10,000 from Company accounts may be made by any authorized person of the Administrative Member without the necessity of joinder by the other Member.  Notwithstanding anything in this Agreement to the contrary, no payments from a Bank Account may be made to, and no withdrawals from a Bank Account made by, any Member or its Affiliate or employee of such Member unless specifically provided for in this Agreement or the Annual Budget.

Section 8.4.Opt-in to UCC Article 8.  All Interests in the Company will be securities governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York and any other applicable jurisdiction.  Such Interests are not evidenced by certificates, and will remain not evidenced by certificates.  The Company is not authorized to issue certificated interests.  The Company will keep a register of the Interests of the Members, in which it will record all transfers of such Interests.

ARTICLE IX - TRANSFERS OF INTERESTS

Section 9.1.Restrictions on Transfers.  No Member may Transfer all or any part of its Interest to any Person other than to an Affiliate of such Member, provided, that, in the case of any Transfer of all or any part of a Member’s Interest to an Affiliate of such transferring Member, if, following such Transfer, at any time such Affiliate transferee ceases to remain an

Affiliate of the transferring Member, then at such time, the Interest held by such Affiliate transferee shall automatically revert to and transfer back to the transferring Member.

Section 9.2.Buy-Sell.

(A)At any time upon the occurrence and continuation of any dispute among the Members arising out of or relating to a matter described in Section 7.1(D)(iii), Section 7.1(D)(iv), Section 7.1(D)(viii), Section 7.1(D)(xiii), Section 7.1(D)(xiv), Section 7.1(D)(xv), Section 7.1(D)(xxiii), Section 7.1(D)(xxiv) and/or Section 7.1(D)(xxv) (and, for the voidance of doubt, expressly excluding any decision related to the making of a specific Investment), either REL or Fundamental may give Notice to the other that a deadlock exists.  The Members shall meet as soon as practicable to resolve such deadlock.  If the Members are unable to resolve the deadlock at a meeting, or no meeting occurs within thirty (30) days of the date of the deadlock Notice, either Member (the “Initiating Member”) may within thirty (30) days of the meeting, or if no meeting occurs, within sixty (60) days after the deadlock Notice, give to the other such Member (the “Other Member”) an irrevocable written notice (the “Termination Notice”) setting forth the Initiating Member’s proposed liquidation value of the Company (the “Liquidation Value”) and an offer to either (x) sell the Initiating Member’s Interest to the Other Member at a price equal to the Liquidation Value multiplied by the Initiating Member’s Percentage Interest, or (y) purchase the Interest of the Other Member at a price equal to the Liquidation Value multiplied by the Other Member’s Percentage Interest (in each case, the “Purchase Price”).  Such Termination Notice shall be accompanied by an earnest money deposit in an amount equal to 1% of the Purchase Price (said amount being hereinafter called the “Initiating Member’s Deposit”).

(B)The Other Member shall, on or before the date that is thirty (30) days after the date of receipt of the Termination Notice, either accept the offer to sell the Other Member’s Interest to the Initiating Member, or accept the offer of the Initiating Member to sell the Initiating Member’s Interest to the Other Member.  If the Other Member elects to accept the Initiating Member’s offer to sell the Initiating Member’s Interest to the Other Member, its notice of such election shall be accompanied by (i) the return of the Initiating Member’s Deposit and (ii) its own earnest money deposit in an amount equal to 1% of the Purchase Price (said amount, together with any interest earned thereon, being hereinafter called the “Other Member’s Deposit”).   If the Other Member fails to respond to the Termination Notice within such thirty (30) day period, the failure to respond shall be deemed the Other Member’s election to accept the offer of the Initiating Member to purchase the Interest of the Other Member in accordance with the Termination Notice.

(C)The base consideration (as adjusted pursuant to this Section 9.2(C)) for the selling Member’s Interest being acquired from the purchasing Member will be a total amount equal to:

(i)the Purchase Price; minus

(ii)the Initiating Member’s Deposit or the Other Member’s Deposit, as the case may be.

The amount determined in the preceding sentence shall be adjusted based upon a proration of any accrued income or expense and any distributions under Section 9.2(G), all without double counting (the “Total Purchase Price”).

(D)The closing of the purchase and sale of a Member’s Interest pursuant to this Section 9.2 (the “Buy-Sell Closing”) shall occur on the date which is not later than sixty (60) days after the Other Member’s election or deemed election pursuant to Section 9.2(B), or at such other time as may be otherwise agreed to in writing by the Other Member and the Initiating Member (such date, the “Closing Date”), provided that (except as may be otherwise agreed by the Other Member and the Initiating Member) the Buy-Sell Closing shall occur at the same time as the “Buy-Sell Closing” under SPL Operating Agreement, and provided, further, that the required time for closing hereunder shall be subject to extension for any applicable governmental approvals or waiting periods (e.g., HSR Act filings).  The Buy-Sell Closing shall occur at the office of the Company’s counsel, unless otherwise agreed by the Members.  In connection with the Buy-Sell Closing, each of the purchasing Member and the selling Member shall execute an instrument of assignment of Interests (the “Assignment Agreement”), which shall (i) transfer and assign the entirety of the selling Member’s Interest to the purchasing Member, free and clear of all liens and encumbrances thereon, with the intent that the purchasing Member succeed to all of selling Member’s rights, titles and interests in the Company on and as of the Closing Date; (ii) contain (1) the resignation of the selling Member as a Member in the Company, (2) a full release of the Company and all of its Members by the selling Member of any and all claims, known and unknown, that the selling Member has or may have against the Company and its Members with respect to the Interest then being sold, other than rights to indemnification and claims arising as part of the Buy-Sell Closing, and (3) a full release of the selling Member by the Company and its Members of any and all claims, known and unknown, that the Company and/or any Member has or may have against the selling Member with respect to the Interest then being sold, other than rights to indemnification and claims arising as part of the Buy-Sell Closing; and (iii) include representations and warranties by the selling Member that (1) the selling Member is the sole legal and equitable owner of the entirety of the Interest then being sold, (2) except for the purchasing Member, the selling Member is not aware of any Person which has any right, title or interest in or to any of the Interest then being sold, (3) there are no liens, encumbrances or other restrictions on the transfer of, or potential claims to or against, the Interest then being sold except as set forth in this Agreement, and (4) the selling Member has the full legal power, authority and right to execute and deliver, and to cause the selling Member to perform its legal obligations under, the Assignment Agreement, and the selling Member’s performance thereunder and the transactions contemplated thereby have been duly authorized by all requisite action on the part of the selling Member and its Affiliates.

(E)On the Closing Date, (i) each of the purchasing Member and the selling Member shall deliver to the other Member an executed counterpart of the Assignment Agreement and (ii) the purchasing Member shall deliver to the selling Member the Total Purchase Price by wire transfer of immediately available funds to an account which is designated by the selling Member.  Closing costs and all other charges involved in the Buy-Sell Closing (except for attorneys’ fees (each party paying their own)) shall be prorated between the Members pro rata in accordance with the Percentage Interests of the Members.  Stamp, recording, transfer or similar taxes and title insurance costs arising in connection with the sale of the Interest, if any, shall be paid fifty percent (50%) by the selling Member and fifty percent (50%) by the purchasing Member.  The purchasing Member shall pay all applicable loan assumption fees.  The Members will share equally in any applicable lender review fees and lender legal costs related to the sale of a Member’s Interest pursuant to this Section 9.2.

(F)Each Member hereby irrevocably constitutes and appoints the other Member as such Member’s true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead, to make, execute, sign, acknowledge, verify, deliver, record and file, on its behalf, any instruments, documents or certificates, including without limitation, the Assignment Agreement, necessary to effectuate the purchase and sale of such Member’s Interest pursuant to this Section 9.2.  Each Member is fully aware that the other Member will rely on the effectiveness of this special power-of-attorney (the “Power-of-Attorney”) to effectuate the Buy-Sell Closing in the event of the non-performance of either Member.  This Power-of-Attorney is a special power-of-attorney and is coupled with an interest.

(G)The Members (including the selling Member) shall be entitled to any distributions of Net Operating Cash Flow and Net Cash Flow from Capital Transactions from the Company in accordance with Section 6.1 following the giving of the Termination Notice pursuant to Section 9.2 and until the Buy-Sell Closing.  The purchasing Member shall receive all distributions of Net Operating Cash Flow and Net Cash Flow from Capital Transactions attributable to the Interest which it purchased after the Closing Date.

(H)Notwithstanding anything to the contrary set forth herein, (i) (x) if the SPL Fundamental Member or the SPL Non-Fundamental Member delivers a “Termination Notice” in accordance with Section 9.2(A) of the SPL Operating Agreement, then Fundamental or REL, respectively, may, and shall, deliver a Termination Notice under Section 9.2(A) hereof at the same time (accompanied by the Initiating Member’s Deposit required hereunder), and (y) neither Fundamental nor REL may deliver a Termination Notice under Section 9.2(A) hereof unless, contemporaneously therewith, the SPL Fundamental Member or the SPL Non-Fundamental Member, respectively, delivers a “Termination Notice” under Section 9.2(A) of the SPL Operating Agreement (accompanied by the “Initiating Member’s Deposit” required thereunder), and (ii) neither Fundamental nor REL may make any election as the Other Member pursuant to the first sentence of Section 9.2(B) hereof unless (x) contemporaneously with the making of such election, the SPL Fundamental Member or the SPL Non-Fundamental Member, respectively, makes the same corresponding election (i.e., to either buy or sell) as the “Other Member” under the first sentence of Section 9.2(B) of the SPL Operating Agreement and (y) if such election hereunder is to accept the offer of the Initiating Member to sell the Initiating Member’s Interest to the Other Member, both the Other Member hereunder and the “Other Member” under the SPL Operating Agreement contemporaneously comply with the requirements of the second sentence of Section 9.2(B) hereof and of Section 9.2(B) of the SPL Operating Agreement.

Section 9.3.Further Restrictions on Transfer.  In addition to the other requirements of this Article IX, no Transfer may be made by a Member (i) to the extent such transfer would violate applicable securities laws, or cause the Company to lose its status as a partnership for federal income tax purposes or cause a termination of the Company for federal income tax purposes and/or (ii) if such Transfer would subject the Company to the registration requirements of the U.S. Investment Company Act of 1940, as amended or otherwise have a material adverse effect on the Company as a result of regulatory restrictions imposed by any governmental authority.

Section 9.4.Effect of Transfer.

(A)Unless otherwise agreed, any permitted Transfer of all or any portion of a Member’s Interest in the Company will take effect on the first (1st) day of the month after all of the conditions of this Article IX have been satisfied.  Any transferee of an Interest in the Company shall take subject to the restrictions on Transfer imposed by this Agreement.

(B)No involuntary Transfer and no Transfer in violation of this Agreement shall be recognized by the Company, unless otherwise required by applicable law, and then only to the minimum extent required by applicable law.  Without limiting the generality of the foregoing, the transferee of such a Transfer shall have no right to participate in the management of the business and affairs of the Company or to become a Member.

Section 9.5.Additional or Substitute Members.  A transferee shall have the right to become an additional or Substitute Member only if (i) the requirements of this Article IX are met, including Required Approval (other than with respect to transfers to Affiliates of such transferring Member), (ii) such Person executes an instrument of transfer satisfactory to the Members accepting and adopting the terms and provisions of this Agreement, and (iii) such Person pays any reasonable expenses incurred by the Company in connection with such Person’s admission as a Member.

Section 9.6.Representations of Members.  Each Member (including each additional or Substitute Member in connection with its admission as a Member) severally represents and warrants to the Company and other Member(s), as to itself, as of the date hereof (or the date of its admission) as follows:

(A)Such Member is acquiring its Interest for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement such Member has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(B)Such Member has made its own independent decisions to enter into this Agreement and the transaction contemplated herein and as to whether the transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.

(C)Such Member is not relying on any communication (written or oral) of the other Member as investment advice or as a recommendation to enter into this Agreement, it being understood that information and explanations related to the terms and conditions of this Agreement will not be considered investment advice or a recommendation to enter into this

Agreement.  No communication (written or oral) received from the other Member will be deemed to be an assurance or guarantee as to the expected results of this Agreement.

(D)Such Member is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of entering into this Agreement, and it is capable of assuming, and assumes, such risks.

(E)Such Member has conducted its own inquiry concerning the Company, its business and its personnel as such Member has deemed appropriate, and the Company has made available to such Member any and all written information which it has requested and has answered to such Member’s satisfaction all inquiries made by such Member.

(F)Such Member has such knowledge and experience in financial and business matters so as to enable it to utilize the information made available to it in order to evaluate the merits and risks of an investment in the Company and to make an informed investment decision with respect thereto.

(G)Such Member can afford a complete loss of its investment in the Interest and can afford to hold the investment in such Interest for an indefinite period of time, and the Member’s investment in the Interest is consistent with the investment purposes and objectives and cash flow requirements of the Member and will not adversely affect the Member’s overall need for diversification and liquidity.

(H)Such Member meets all suitability standards imposed on it by applicable law and is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

(I)This Agreement has been negotiated as an arms-length between the Members, and no agency relationship exists between or among such parties.

Section 9.7.  Non-Solicitation.  Each Member shall not solicit, for Competing Investments, developer clients sourced by the other Member or Members who closed a loan or executed a term sheet with the Company, for a period of:  (A) one (1) year from the Non-Solicit Trigger Event for developer clients or prospective developer clients sourced by the other Member or Members who closed a loan or executed a term sheet with the Company, or SPL, in each case, within the one (1) year period prior to the Non-Solicit Trigger Event; or (B) six (6) months from the Non-Solicit Trigger Event for all other developer clients sourced by the other Member or Members who closed a loan or executed a term sheet with the Company.  Each Member shall not solicit (other than by means of employment advertisements to the general public) employees of the other for a period of two years subsequent to the later of (A) the dissolution of the Company and complete liquidation of Company Assets pursuant to Section 10.2 or (B) the closing of the purchase and sale of an Interest pursuant to Section 9.2.

ARTICLE X - DISSOLUTION AND LIQUIDATION

Section 10.1.Term and Dissolution.

(A)The Company shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

(i)An election to dissolve the Company is made in writing by Required Approval; or

(ii)Notice to dissolve the Company is given by either Member to the other at any time following the date that is 18 months after the end of the Investment Period;

provided, that any dissolution described in Section 10.1(A)(ii) shall be effective ninety (90) days following the delivery of the Notice described therein.  Except as expressly provided herein or as otherwise required by applicable Delaware law, the Members shall have no power to dissolve the Company.

(B)In the event of the dissolution of the Company for any reason, the Members or a liquidating agent appointed jointly by the Members (the Members, in such capacity, or such jointly appointed liquidating agent, as the case may be, the “Liquidator”) shall commence to wind up the affairs of the Company and to liquidate the Company Assets (it being understood and agreed that during such liquidation process, the relative managements rights and obligations of the Members as set forth in Section 7.1 hereof shall continue to apply); provided, however, that, subject to Administrative Member’s continuing authority to take Investment Related Actions permitted under (and subject to all of the terms and conditions of) Section 7.1(G), the liquidation shall be deferred until the maturity of all of the Investments, except (i) to the extent provided by the Act; or (ii) to the extent Fundamental requests that an Investment be liquidated,  the Administrative Member, may, in its sole discretion, liquidate such Investment on behalf of the Company.  Notwithstanding anything in this Section 10.1(B) to the contrary and for the avoidance of doubt, the Members shall continue to share all income, losses and distributions during the period of dissolution and liquidation in accordance with Article VI.

(C)The Liquidator is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any Company Assets.

Section 10.2.Liquidation of Company Assets.

(A)Once the dissolution process commences, (i) the Company will continue to close and fund Investments for which the Company issued a binding, written commitment on or before the date of the election to dissolve pursuant to Section 10.1(A)(i) or the date of the notice to dissolve is given pursuant to Section 10.1(A)(ii), as the case may be, (ii) the Company will not commit to any new Investments, (iii) the Company will continue to operate until its last Investment is redeemed or sold, and (iv) the exclusivity provisions of Section 7.3 requiring each Member to bring all investment opportunities to the Company will terminate.

(B)The Liquidator shall, subject to Section 10.1(B), as soon as practicable following the event giving rise to the dissolution, winding up and termination of the Company, wind up with the affairs of the Company and sell and/or distribute the Company Assets.  The Company Assets shall be applied in the following order of priority:

(i)first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;

(ii)second, to creditors of the Company, in the order of priority provided by law, including fees and reimbursements payable to the Members or their Affiliates, but not including those liabilities (other than liabilities to the Members for any expenses of the Company paid by the Members or their Affiliates, to the extent the Members are entitled to reimbursement hereunder) to the Members in their capacity as Members;

(iii)third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided, that at the expiration of such period of time as the Liquidator may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided;

(iv)fourth, to the Members for the principal and accrued but unpaid interest outstanding on any cash loans (other than Default Loans), if any, made by them to the Company; and

(v)fifth, the remainder to the Members in accordance with Section 6.1(B).

If assets are to be distributed in kind, the Members’ Capital Accounts shall be appropriately adjusted, in accordance with Section 5.6, before any such distribution to reflect any Net Income or Net Loss that would have been allocated if the property distributed in kind had been sold for its fair market value (net of liabilities) by the Company prior to dissolution.

(C)Notwithstanding anything else in this Agreement to the contrary, upon liquidation of a Member’s Interest in the Company (whether or not in connection with a liquidation of the Company), no Member shall have an obligation to contribute additional capital to the Company in order to restore a deficit balance in his Capital Account at any time, and such deficit shall not be considered as owed to the Company or any other Person for any purpose whatsoever.

(D)Within a reasonable time following the completion of the Company’s Asset, the Administrative Member shall cause to be prepared, and shall furnish to each Member, a statement setting forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions pursuant to Section 10.2(B).

(E)Each Member shall look solely to the Company’s assets for all distributions with respect to the Company and such Member’s Capital Contributions (including return thereof), and such Member’s share of profits or losses thereon, and shall have no recourse therefor (upon dissolution or otherwise) against the Members or any other Member.  No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(F)The Company shall terminate when all property owned by the Company shall have been dissolved of and the assets shall have been distributed as provided in Section 10.2(B).  Upon such termination, the Members shall cease to be Members of the Company and the Members shall then cause to be executed and filed a Certificate of Cancellation of the Company.

ARTICLE XI - MISCELLANEOUS PROVISIONS

Section 11.1.Title to Property.  All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property.

Section 11.2.Applicable Law.  This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Delaware applied without regard to principles of conflicts of law.

Section 11.3.Binding Agreement.  This Agreement shall be binding upon the parties hereto, and their respective permitted successors and assigns.

Section 11.4.Waiver of Partition.  Each of the parties hereto irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to any property of the Company.

Section 11.5.Counterparts and Effectiveness.  This Agreement may be executed in several counterparts, which shall be treated as originals for all purposes, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.  Any such counterpart shall be admissible into evidence as an original hereof against the Person who executed it.  The execution and delivery of this Agreement by electronic means (including facsimile and electronic mail) shall be sufficient for all purposes and shall be binding upon any Person who so executes.

Section 11.6.Publicity.  Without the approval of all other Members, no Member shall, at any time during the term of the Company and thereafter, whether or not at the time a Member of the Company, (A) issue any press release or advertisement or take any similar action concerning the Company’s business or affairs which refers to the other Members, (B) publicize detailed financial information concerning the Company which refers to the other Members, or (C) disclose the Company’s affairs or the terms and provisions of this Agreement or any other agreement to which the Company or an Affiliate is a party.  Notwithstanding the foregoing, the Members may each disclose such information (1) to their respective Affiliates, and to the respective employees, advisors, agents and consultants of the Members and their respective

Affiliates, (2) to actual or prospective lenders to, or actual or prospective investors in, a Member or any Affiliate of a Member, (3) to actual or prospective purchasers (direct or indirect) of such Member’s Interest, and (4) as may be required by law (including regulatory compliance) or to enforce their rights hereunder, provided, that in each case described in clauses (1), (2) and (3), such Persons have agreed to abide by the terms of this Section 11.6 or have otherwise entered into a contract with restrictions on disclosure substantially the same (and not less than one year in duration) as the terms of this Section 11.6 (or in the case of advisors, agents and consultants, are otherwise bound by professional or legal obligations of confidentiality).  Notwithstanding anything to the contrary, the Members may disclose the tax treatment and tax structure of the transaction unless required to be kept confidential to the extent necessary to comply with any applicable securities laws.  The preceding sentence is intended to cause the transaction not to be treated as having been offered under conditions of confidentiality for purposes of Treasury Regulation Sections 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provision) of the Regulations and shall be construed in a manner consistent with such purpose.  Further notwithstanding the foregoing, a Member who issues any press release or advertisement or takes any similar action concerning the Company shall refer to the other Members in such release if so requested by said other Members.

Section 11.7.Entire Agreement.  This Agreement (and all Schedules and Exhibits hereto) contains the entire understanding among the parties hereto and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein.  There are no representations, agreements, arrangements or understandings, oral or written, among the Members hereto relating to the subject matter of this Agreement which are not fully expressed herein and in said Exhibits.

[signatures appear on following page]

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

[[
[AFFILIATE OF FUNDAMENTAL ADVISORS, LP]

By:	[Affiliate of Fundamental Advisors, LP], its Managing Member

	By:	[Affiliate of Fundamental Advisors, LP], its Managing Member

	By:	/s/Laurence Gottlieb
		Name:	Laurence Gottlieb
		Title:	Managing Member

RENEWABLE ENERGY LENDING, LLC

By:	Renewable Developer Holdings, LLC

	By:	/s/Joshua Peck
		Name:	Joshua Peck
		Title:	Vice President

Solely for purposes of Section 1.1 hereof and Article XI hereof:

[AFFILIATE OF FUNDAMENTAL ADVISORS, LP]

By:	[Affiliate of Fundamental Advisors, LP], its general partner

By:	/s/Laurence Gottlieb
	Name:	Laurence L. Gottlieb
	Title:	Chief Executive Officer

[AFFILIATE OF FUNDAMENTAL ADVISORS, LP]

By:	[Affiliate of Fundamental Advisors, LP], its general partner

By:	/s/Laurence L. Gottlieb
	Name:	Laurence L. Gottlieb
	Title:	Chief Executive Officer

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Solely for purposes of Sections 1.1, 7.1(G)(iv) and 7.6 hereof and Article XI hereof:

MMA ENERGY CAPITAL, LLC

By:	/s/Gary A. Mentesana
	Name:	Gary A. Mentesana
	Title:	Executive Vice President

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